Exhibit 99.10

DPW DRAFT 04/12/2016

SUBJECT TO FRE 408

CONFIDENTIAL

$500,000,000 Senior Secured Debtor-In-Possession Term Loan Facility

$100,000,000 Senior Secured Debtor-In-Possession L/C Facility

$200,000,000 Bonding Accommodation Facility

Summary of Terms and Conditions

Borrower:	Peabody Energy Corporation, a Delaware corporation (the “Company”), as a debtor and debtor-in-possession in a proceeding (the “Company’s Case”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”).

Guarantors:

The obligations of the Company under the DIP Facilities (as defined below) will be guaranteed by (x) each of the Company’s direct and indirect domestic subsidiaries that will be debtors and debtors-in-possession (each of such subsidiaries and the Company, a “Debtor”) (other than Peabody IC Funding Corp., Peabody IC Holdings, LLC, Peabody Holdings (Gibraltar) Limited and Peabody Investments (Gibraltar) Limited) in proceedings (together with the Company’s Case, the “Cases”) under chapter 11 of the Bankruptcy Code filed contemporaneously and jointly administered with the Company’s Case and (y) Global Center for Energy & Human Development, LLC (“Global Center”) (the persons described in the foregoing clauses (x) and (y), collectively, the “Guarantors”). [1]

The Company and the Guarantors are referred to herein as “Loan Parties” and each as a “Loan Party”.

The date of commencement of the Cases is referred to herein as the “Petition Date”.

Lenders:	Financial institutions or entities identified by the Arranger (as defined below) in consultation with the Company (the “Lenders”). An aggregate principal amount of $60 million of the Term Facility (as defined below) shall be made available to funds managed by Centerbridge Partners, Aurelius Capital Management, Elliott Management Corporation and Capital Research and Management Company (the “Unsecured DIP Lenders”).

Certain Prepetition Secured Debt Facilities:	A/R Facility: That certain Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016, by and among P&L Receivables Company, LLC, as seller, the Company, as initial servicer, the sub-servicers party thereto, PNC Bank, National Association, as administrator (the “A/R Agent”) and LC bank, and the other parties thereto (the “A/R Facility Agreement”).

[1]

The Guarantors will include the direct and indirect subsidiaries of the Company holding the “Four Star” assets previously released in anticipation of the Bowie sale. The domestic subsidiaries that will not be debtors or Guarantors are P&L Receivables Company, LLC; Sterling Centennial Missouri Insurance Corp.; and Newhall Funding Company (Massachusetts trust with no assets).

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CONFIDENTIAL

First Lien Credit Agreement: A first lien senior secured term and revolving loan facility made available to the Company pursuant to that certain Amended and Restated Credit Agreement, dated as of September 24, 2013, by and among the Company, the lenders and L/C issuers party thereto (the “Prepetition Lenders”), Citibank, N.A., as administrative agent (in such capacity, the “Prepetition Administrative Agent”) and swing line lender, and the other agents and arrangers party thereto (as amended, supplemented or otherwise modified prior to the date hereof, the “Prepetition Credit Agreement”).

Second Lien Notes Indenture: That certain Indenture, dated as of March 16, 2015, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Second Lien Notes Indenture”), pursuant to which the Company issued $1,000 million aggregate principal amount of its 10% Senior Secured Second Lien Notes due 2022 (the “Second Lien Notes”).

Administrative Agent:	An affiliate of the Arranger shall act as administrative agent in respect of the DIP Facilities (as defined below) (the “Administrative Agent”).

Sole Lead Arranger and Book Runner:	Citigroup Global Markets Inc. (the “Arranger”).

DIP Facilities:

Financial accommodations, as follows:

Term Loan Facility: A senior secured superpriority non-amortizing term loan facility in an aggregate principal amount of $500 million (the “Term Facility”; the loans made thereunder, the “Loans”) to be made available to the Company, $200 million of which will be available at Closing after the entry of the Interim Order (as defined below) and $300 million of which will be available after the entry of the final order of the Bankruptcy Court authorizing the DIP Facilities in substantially the form of the Interim Order (as defined below), with only such modifications as are satisfactory to the Administrative Agent (the “Final Order”).

L/C Facility: A letter of credit facility in the amount of $100 million for new letters of credit that shall be cash collateralized in an amount equal to 102% of the face amount of letters of credit issued thereunder (the “L/C Facility”); provided that letters of credit issued under the L/C Facility (each, an “L/C Facility Letter of Credit” and each issuer thereof, an “L/C Issuer”) shall not be issued to replace or backstop any outstanding letters of credit issued under the Prepetition Credit Agreement (as defined below).

Bonding Accommodation Facility: Accommodation for bonding requests by relevant state authorities (“Bonding Requests”) in an aggregate principal amount of $200 million in the form of (or any combination of):

(i) a carve-out from the Collateral (as defined below) with superpriority claim status, subject only to the Carve-Out (as defined below), entitling the authority

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making any Bonding Request to receive proceeds of Collateral first in priority before distribution to any Lender or other prepetition secured creditor (the “Bonding Carve-Out”); and/or

(ii) a letter of credit facility (the “Bonding L/C Facility and, together with the Bonding Carve-Out, the “Bonding Accommodation Facility”; the Term Facility, the L/C Facility and the Bonding Accommodation Facility, collectively, the “DIP Facilities”) which shall be cash collateralized in an amount equal to 102% of the face amount of letters of credit issued under the Bonding L/C Facility (each, a “Bonding Letter of Credit” and, together with each L/C Facility Letter of Credit, a “Letter of Credit”).

Notwithstanding anything to the contrary set forth herein, the aggregate face amount of all Letters of Credit at any time outstanding shall not be permitted to exceed $50 million, which maximum amount shall not be permitted to be amended or waived without the consent of the Required Lenders (as defined below).

DIP Facility Termination Date:

The termination date with respect to the DIP Facilities shall be the earliest of (a) the Scheduled Termination Date (as defined below), (b) 45 days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such 45-day period (as such period may be extended with the consent of the Required Lenders), (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the acceleration of the loans and the termination of commitments with respect to the DIP Facilities in accordance with the DIP Loan Documents (as defined below) and (e) a sale of all or substantially all of the assets of the Company (or the Company and the Guarantors) pursuant to Section 363 of the Bankruptcy Code.

“Scheduled Termination Date” means the date that is 12 months after the Closing Date (as defined below); provided that such date may, at the election of the Company, be extended by up to an additional 6 months so long as, at the time such extension shall become effective, (w) there shall exist no default under the DIP Loan Documents (as defined below), (x) the representations and warranties of the Loan Parties therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such extension, (y) the Company shall have paid or caused to be paid to the Administrative Agent for the account of each Lender an extension fee in an amount equal to 2.50% of such Lender’s outstanding exposure under the Term Facility at such time and (z) the Company shall have delivered to the Administrative Agent an updated DIP budget covering the additional period to be effected by such extension.

Purpose:	For working capital and general corporate purposes of the Loan Parties and their subsidiaries, to cash collateralize letters of credit under the L/C Facility or Bonding L/C Facility and to pay fees and expenses incurred in connection with the transactions contemplated hereby; provided that no letter of credit shall be

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issued under the L/C Facility (or as a Bonding Request) the purpose of which would be to replace or backstop any letter of credit outstanding under the Prepetition Credit Agreement.

DIP Loan Documents:

The DIP Facilities will be documented in a single credit and guarantee agreement and shall be secured pursuant to a single security agreement. The documents referred to in the preceding sentence are referred to as the “DIP Loan Documents”.

The DIP Loan Documents shall reflect the terms and provisions set forth in this term sheet and shall be otherwise in form and substance reasonably satisfactory to the Arranger.

Cash Management:	The Loan Parties shall, not later than the date that is 45 days following the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), cause all deposit accounts and securities accounts of the Loan Parties, subject to customary exceptions to be agreed, to be subject to control agreements for the benefit of the Lenders satisfactory to the Administrative Agent in its reasonable discretion; provided, however, that the separately identified deposit account established by Global Center to hold up to $250 million designated for funding foreign operations (the “Designated Global Center Account”) shall not be subject to a control agreement. For the avoidance of doubt, such control agreements shall not be for the benefit of the Prepetition Lenders or the Prepetition Administrative Agent. Each party in interest, including each Unsecured DIP Lender, reserves all rights with respect to the allocation of expenses among unencumbered cash and cash collateral of the Prepetition Lenders.

Interest Rates and Fees:	As set forth on Annex A attached hereto and in the Fee Letter.

Mandatory Prepayments:

Solely with respect to the Loan Parties, mandatory prepayments of the Loans (and, if applicable, mandatory termination of unused Term Facility commitments) shall be required with 100% of the net cash proceeds from (a) issuance of any indebtedness (with exceptions for permitted indebtedness) and (b) sales or other dispositions (including casualty events) of any assets (excluding (i) sales of inventory in the ordinary course of business and (ii) any sale of an equity interest in Lively Grove Energy Partners, LLC, the owner of the Company’s 5.06% interest in Prairie State Energy Campus Management, Inc., and other exceptions to be agreed) exceeding the Threshold Amount (as defined below), subject in the case of casualty events to certain customary reinvestment rights. For the avoidance of doubt, (x) there will be no prepayment fee for any mandatory prepayments and (y) none of the “Four Star” assets of the Company or its subsidiaries may be sold or otherwise disposed of without the consent of the Required Lenders (as defined below).

“Threshold Amount” means net cash proceeds in excess of $30 million (in the aggregate) resulting from sales or other dispositions (including casualty events) of any assets (excluding (a) sales of inventory in the ordinary course of business and (b) any sale of an equity interest in Lively Grove Energy Partners, LLC, the owner of the Company’s 5.06% interest in Prairie State Energy Campus Management, Inc., and other exceptions to be agreed).

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CONFIDENTIAL

Voluntary Prepayments:	The Company may, upon at least three business days’ notice and at the end of any applicable interest period (or at other times with the payment of applicable breakage costs), prepay in full or in part, without premium or penalty (other than such breakage costs), the DIP Facilities.

Security and Priority:

In the case of each Loan Party that is a Debtor, the obligations of the Company under the DIP Facilities, and the obligations of each Guarantor in respect of its guarantee of such obligations, shall, subject to the Carve-Out (as defined below), at all times:

(a) pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative expense claim status in the Case of such Loan Party (the “DIP Superpriority Claims”);

(b) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority security interest and lien on the Collateral of such Loan Party (i) to the extent such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date and (ii) with respect to the Interim Order, excluding claims and causes of action under Chapter 5 of the Bankruptcy Code and proceeds thereof (collectively “Avoidance Actions”) (it being understood that the Final Order shall grant a perfected security interest in proceeds of successful Avoidance Actions for the benefit of the DIP Facilities);

(c) pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior-priority security interest and lien on the Collateral of such Loan Party to the extent that such Collateral is subject to valid, perfected and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or to valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing liens that secure obligations of such Loan Party under (i) the Prepetition Credit Agreement or (ii) the Second Lien Notes Indenture, which existing liens will be primed by the liens described in clause (d) below), junior to the priority of such liens in favor of such third parties; and

(d) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority priming security interest and lien on the Collateral of such Loan Party (such security interest and lien, the “Priming Lien”);

in each case to the extent that such Collateral is subject to existing liens that secure the obligations of such Loan Party under (i) the Prepetition Credit Agreement or (ii) the Second Lien Notes Indenture (collectively, the “Primed Liens”).

The Priming Lien (a) shall be senior in all respects to the interests in such property of (i) the Prepetition Lenders under the Prepetition Credit Agreement and of the other “secured parties” referenced therein) (the “Prepetition Credit Agreement Primed Parties”) and the related security documents and (ii) the

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holders of the Second Lien Notes (the “Second Lien Notes Primed Parties”) under the Second Lien Notes Indenture and the related security agreements and (b) shall also be senior to any liens granted to provide adequate protection in respect of any of the Primed Liens. The Primed Liens shall be primed by and made subject and subordinate to the Priming Liens, but the Priming Liens shall not prime liens, if any, to which the Primed Liens are subject at the time of the commencement of the Cases (other than any such liens that are themselves Primed Liens).

All of the liens described above shall be effective and perfected upon entry of the Interim Order.

In addition, in the case of Global Center, the obligations in respect of its guarantee of the Company’s obligations under the DIP Facilities shall be secured by a perfected first-priority (subject to certain exceptions to be agreed) security interest and lien on its Collateral; provided that the DIP Facilities shall not be secured by, and the Lenders shall not have a lien on, the Designated Global Center Account or any of the funds therein.

“Collateral” means all owned or hereafter acquired assets and property of the Loan Parties (including, without limitation, inventory, accounts receivable (if any), real property, plant, equipment, rights under leases and other contracts, patents, copyrights, trademarks, tradenames and other intellectual property and capital stock of subsidiaries), and the proceeds thereof, subject to customary exceptions to be agreed but to include without limitation, for the avoidance of doubt, all cash and cash equivalents of the Loan Parties and any intercompany loans held by the Loan Parties, subject, in the case of liens on the equity interests of P&L Receivables Company and any intercompany notes issued in connection with the A/R Facility Amendment, to intercreditor arrangements with the A/R Agent. Notwithstanding the foregoing, all “Receivables Assets” (as defined in the Prepetition Credit Agreement) sold or otherwise transferred to P&L Receivables Company in connection with the A/R Facility Agreement shall not constitute Collateral; provided that any such assets that are reconveyed to the Loan Parties pursuant to the terms of the documentation governing the A/R Facility shall become Collateral.

Carve-Out:	The “Carve-Out” is an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $25,000 incurred by a trustee under Section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to Section 327 and 1103 of the Bankruptcy Code (collectively, the “Professional Persons”), which shall be paid to the extent allowed by the Bankruptcy Court, that are incurred (A) at any time before delivery by the Administrative Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out

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Trigger Notice (the “ Pre-Trigger Date Fees ”), which shall be paid to the extent allowed by the Bankruptcy Court; and (B) after the occurrence (the “ Trigger Date ”) and during the continuance of an event of default under the DIP Loan Documents and delivery of notice (the “ Carve-Out Trigger Notice ”) thereof (which may be by email) to the Debtors, the Debtors’ counsel, the United States Trustee, and lead counsel for the Creditors’ Committee, if any, in an aggregate amount not to exceed $7.5 million (the amount set forth in this clause (iii)(B) being the “ Post-EoD Carve-Out Amount ”); provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (iii)(A) or (iii)(B) above, on any grounds.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with, (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, the Prepetition Lenders or the holders of the Second Lien Notes (whether in such capacity or otherwise) or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Loan Documents, the Prepetition Credit Agreement or the Second Lien Notes, including, in each case, without limitation, for lender liability or pursuant to Section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the DIP Loan Documents and the Final Order other than to seek a determination that an event of default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the DIP Loan Documents, the Carve-Out shall be senior to all liens and claims securing the DIP Loan Documents, any adequate protection liens, if any, and the superpriority claims, and any and all other liens or claims securing the DIP Facilities (it being understood and agreed that the Carve-Out shall not apply to the cash-collateralized Bonding Letters of Credit or the cash-collateralized L/C Facility Letters of Credit).

Material Leases:

To the extent liens and consents are not available with respect to Material Leases (as defined below), the following protections will apply:

(a) Thirty days’ advance notice to the Administrative Agent is necessary for any rejection of a Material Lease (or, during the continuance of an event of default, a Real Property Lease) pursuant to Section 365 of the Bankruptcy Code, during which 30 days the Administrative Agent shall be permitted to find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its affiliates) and compel the Company to assume and assign that lease to such replacement lessee.

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(b) Upon an event of default under the DIP Loan Documents, the Administrative Agent may compel the Company to assume and assign any Real Property Lease, pursuant to Section 365 of the Bankruptcy Code, to a replacement lessee of the Administrative Agent’s choosing , or as collateral securing the DIP Facilities.

(c) The Administrative Agent may credit bid amounts outstanding under the DIP Facilities at any sale or assignment of any Real Property Lease, including sales or assignments compelled by the Administrative Agent.

(d) Any order of the Bankruptcy Court approving assumption of any Real Property Lease must specifically provide that the Company shall be authorized to assign such lease pursuant to and enjoy the protections of Section 365(f) of the Bankruptcy Code.

(e) If, in connection with any compelled assumption of a lease pursuant to paragraph (a), the Company must cure monetary defaults under that lease, the Administrative Agent may pay cure costs with funds posted to any collateral account established under the DIP Facilities.

“Material Lease” shall mean any Real Property Lease or other contractual obligations in respect of Material Leased Real Property.

“Material Leased Real Property” means any Real Property subject to a Real Property Lease with a Loan Party, as lessee, with annual minimum royalties, rents or any similar payment obligations in excess of $1 million in the most recently ended fiscal year.

“Real Property Lease” shall mean any lease, license, letting, concession, occupancy agreement, sublease, farm-in, farm-out, joint operating agreement, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract coal, minerals oil, natural gas and other hydrocarbons and their constituents from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof, including with respect to the Loan Parties, without limitation, the leases with respect to Real Property and any contractual obligation with respect to any of the foregoing.

“Real Property” shall mean, collectively, all right, title and interest of the Company (including, without limitation, any leasehold, mineral estate, or Coal, oil, natural gas or other hydrocarbon and their constituents leasehold) in and to any and all parcels of real property owned or operated by the Company, whether by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures (including, without limitation, all preparation plants or other Coal processing facilities and loadout and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof.

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Adequate Protection:

Prepetition Credit Agreement Primed Parties. Pursuant to Sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the parties to Prepetition Credit Agreement whose liens will be primed as described above, and whose collateral (including cash collateral) will be authorized for use by the Loan Parties (collectively, the “Prepetition Credit Agreement Primed Parties”), will receive as adequate protection on account of their first priority liens under the Prepetition Credit Agreement and for the use of cash collateral:

(a) current cash payment of (i) non-default rate interest (in respect of outstanding principal amounts of loans and on the capitalized secured hedge portfolio) and (ii) reasonable fees and expenses of professionals, in the case of (i), subject to recharacterization as principal payments (solely upon a motion by the Debtors, the Creditors’ Committee or any other party in interest); provided that if, at any time following the Closing Date, Liquidity (as defined below) or projected Liquidity (according to the most recently delivered 13-week cash flow forecast) shall be less than $400 million, the Company shall either (x) agree with the Prepetition Credit Agreement Primed Parties that it shall cease making any cash payments described in clause (i) of this paragraph (a) until such time as such condition no longer exists or (y) petition the Bankruptcy Court for the relief described in the foregoing clause (x).

(b) to the extent of diminution in value of their collateral, as provided in the Bankruptcy Code, replacement or, if applicable, new liens on the Collateral that are junior to the liens securing the DIP Facilities (in the same relative priority as the Prepetition Facilities) but senior to the adequate protection liens granted to the Second Lien Notes Primed Parties as described below,

(c) to the extent of diminution in value of their collateral, as provided in the Bankruptcy Code, superpriority claims as provided for in Section 507(b) of the Bankruptcy Code that are junior to the DIP Superpriority Claims,

(d) a decree in the Interim Order and the Final Order that after the Petition Date the “Principal Property Cap” (as defined in the Prepetition Credit Agreement) shall be neither increased nor reduced (it being understood that except as set forth in this sentence, the rights of all parties shall be reserved with respect to the CNTA Dispute,[2] including the interpretation and calculation of the “Principal Property Cap”), and

(e) delivery of all reports and notices set forth under “Financial Reporting Requirements” and “Other Reporting Requirements” below, in each case when and as required under the DIP Facilities;

provided that (x) the adequate protection package described in the above paragraphs (a) through (e) may be amended, modified or terminated and (y) the First Lien Adequate Protection Milestones (as defined below) may be amended, modified or extended, in each case, as to the Prepetition Credit Agreement Primed Parties only by order of the Bankruptcy Court or the prior written consent of the Prepetition Credit Agreement Primed Parties holding greater than

[2]

“CNTA Dispute” means a dispute concerning Section 6.16(g) of the Prepetition Credit Agreement and any issues related thereto, including the identities of the mines that are Principal Properties as of the Petition Date. The Unsecured DIP Lenders shall have standing to be heard in connection with the CNTA Dispute.

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50% of the aggregate principal amount of outstanding loans and participations in outstanding letters of credit under the Prepetition Credit Agreement; provided, however, that nothing herein shall be read to impact the rights of any other constituencies, including the Unsecured DIP Lenders, to object to any such amendments or modifications. The milestones described in clauses (b), (c), (d), (f) and (g) below in the “Milestones” section shall be referred to as the “First Lien Adequate Protection Milestones”.

Second Lien Notes Primed Parties. Pursuant to Sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Second Lien Notes Primed Parties whose liens will be primed as described above, and whose cash collateral will be authorized for use by the Loan Parties, will be entitled to receive, as adequate protection, replacement or, if applicable, new liens on the Collateral that are junior to the liens securing the DIP Facilities (in the same relative priority as the Prepetition Facilities) and to the adequate protection liens granted to the Prepetition Credit Agreement Primed Parties as described above, solely to the extent of the aggregate diminution in value of their liens. For the avoidance of doubt, the Second Lien Notes Primed Parties will not receive cash payments for interest or reimbursement of professional fees.

In addition, the Interim Order and the Final Order shall provide for customary prepetition secured lender protections for the Lenders and Prepetition Lenders including, but not limited to, protections regarding Sections 506(c) and 552(b) of the Bankruptcy Code (subject to entry of the Final Order), the equitable doctrine of marshaling and limitations on the use of collateral.

Termination of Consent to Use of Cash Collateral:	If, at any time, (i) a plan of reorganization shall be confirmed in any of the Cases that is not reasonably acceptable to the “Required Lenders” under the Prepetition Credit Agreement, (ii) any of the Loan Parties or any of their subsidiaries shall, in the Bankruptcy Court, file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan, (iii) all or substantially all of the assets of the Loan Parties are sold, (iv) the maturity of the DIP Facilities is accelerated, (v) the Company fails to meet any First Lien Adequate Protection Milestone or (vi) other than in connection with the CNTA Dispute or any dispute with respect to what constitutes unencumbered cash as of the Petition Date, the Company or any direct or indirect affiliate or subsidiary of the Company commences any action, including the filing of any pleading, against any of the prepetition secured parties with respect to any of the obligations or liens under the Prepetition Credit Agreement, then, in the case of each of (i) through (vi), the Prepetition Credit Agreement Primed Parties may, upon a minimum of five business days’ written notice to the Company, commence a proceeding in the Bankruptcy Court to determine the Company’s right to use cash collateral, it being understood that any prior consent of the Prepetition Credit Agreement Parties to the Company’s use of cash collateral shall be deemed automatically withdrawn on the fifth business day following the commencement of such proceeding in the event that the Bankruptcy Court shall not have ruled on such proceeding by such fifth business day.

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Conditions Precedent to the Initial Extension of Credit:	The initial extension of credit (the “Closing”; the date on which the Closing occurs, the “Closing Date”) under each of the DIP Facilities shall be subject to the following conditions (and the conditions set forth under “Conditions Precedent to Each Credit Extension” below):

	a.	The DIP Loan Documents (x) shall be in form and substance consistent with this term sheet and reasonably satisfactory to the Company and its counsel and the Administrative Agent and its counsel and (y) shall have been executed and delivered by each party thereto.

	b.	The Petition Date shall have occurred, and each Loan Party shall be a debtor and a debtor-in-possession. All “first day orders” and “second day orders” (including a cash management order) shall be reasonably satisfactory in form and substance to the Administrative Agent.

	c.	Not later than five business days following the Petition Date, the Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in form and substance satisfactory to the Administrative Agent (the “Interim Order”), authorizing and approving the making of the Loans, the issuance of the Bonding Letters of Credit, the issuance of the L/C Facility Letters of Credit and the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority”, which Interim Order shall not have been vacated, reversed, modified, amended or stayed. The Interim Order and the Final Order shall contain provisions granting the adequate protection liens described under “Adequate Protection” above and related adequate protection claims, in each case junior to the liens and claims granted to secure the DIP Facilities.

	d.	No trustee or examiner shall have been appointed with respect to the Loan Parties, any of their subsidiaries or their respective properties.

	e.	All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the DIP Loan Documents or otherwise required to be paid to the Administrative Agent and the Lenders on or before the Closing shall have been paid.

	f.	The Arranger and the Administrative Agent shall have received and be reasonably satisfied with (i) monthly projections for the 12 months after the Closing Date dated as of a date not more than five business days prior to the Closing Date and in a form customary for “DIP budgets” and (ii) a cash flow forecast for the 13-week period ending after the Closing Date dated as of a date not more than five business days prior to the Closing Date.

	g.	The A/R Facility shall have been amended on terms substantially consistent with those in effect as of the Closing Date to permit such facility to continue to operate during the course of the Cases and to provide maturity date that is not earlier than the Scheduled Termination Date (or a new or replacement receivables securitization facility reasonably satisfactory to the Administrative Agent shall have become effective).

	h.	The Administrative Agent shall be satisfied in its reasonable judgment that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the DIP Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under

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any of the Loan Parties’ or their respective domestic subsidiaries’ debt instruments and other material agreements which (i) in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder (in the case of Loan Parties that are Debtors, on a post-petition basis) or (ii) in the case of the debt instruments and other material agreements of any domestic subsidiary that is not a Loan Party, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).

i.	The Administrative Agent shall have received customary closing deliverables, including reasonably satisfactory opinions of independent counsel to the Loan Parties, addressing such matters as the Lenders shall reasonably request.

j.	Since December 31, 2015, there shall have been no material adverse effect on (i) the business, operations, properties, assets or financial condition of the Company and its domestic subsidiaries taken as a whole (in each case other than as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases, including, without limitation, the receipt of a going concern qualification or loss of self-bonding), (ii) the ability of the Loan Parties to perform their respective material obligations under the DIP Loan Documents or (iii) the validity or enforceability of any DIP Loan Document or the rights and remedies of the Administrative Agent or the Lenders thereunder (any of the foregoing being a “Material Adverse Effect”).

k.	There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases, any dispute over self-bonding or intercreditor litigation) that could reasonably be expected to have a Material Adverse Effect.

l.	All necessary governmental and third party consents and approvals necessary in connection with the DIP Facilities and the transactions contemplated thereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the DIP Facilities or the transactions contemplated thereby.

m.	Each Lender that has requested the same shall have received “know your customer” and similar information.

n.	The collateral agent, for the benefit of the Lenders, shall have the valid and perfected liens on the security interests in the Collateral of the Loan Parties contemplated by the “Security and Priority” section above; provided that notwithstanding the foregoing, the Loan Parties shall be required to deliver, within 60 days of the entry of the Interim Order, Uniform Commercial Code financing statements, executed intellectual property security agreements and

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real property mortgages (in each case, to the extent such financing statements, security agreements or real property mortgages cannot be delivered prior to the Closing Date after the exercise of commercially reasonable efforts), in each case in suitable form for filing, and provisions reasonably satisfactory to the Administrative Agent for the payment of all fees and taxes for such filings shall have been duly made.

	o.	The Administrative Agent shall have received endorsements (to the extent such endorsements can be delivered prior to Closing after the exercise of commercially reasonable efforts) naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

Conditions Precedent to Each Credit Extension:	On the funding date of each Loan (and on (a) the date of issuance of any Bonding Letter of Credit, (b) the date of issuance of any L/C Facility Letter of Credit and (c) the date of granting of any superpriority claim under the Bonding Carve-Out) (i) there shall exist no default under the DIP Loan Documents, (ii) the representations and warranties of the Loan Parties therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding, issuance or granting, (iii) the making of such Loan (or the issuance of such Bonding Letter of Credit, the issuance of such L/C Facility Letter of Credit or the granting of such superpriority claim) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (iv) the making of such Loan (or the issuance of such Bonding Letter of Credit, the issuance of such L/C Facility Letter of Credit or the granting of such superpriority claim) shall not result in the aggregate outstandings under the Term Facility or the Bonding Accommodation Facility (as applicable) exceeding the amount authorized by the Interim Order or the Final Order, as applicable, and (v) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect.

Representations and Warranties:	The DIP Loan Documents will contain representations and warranties in form and substance customary for debtor-in-possession financings and the specific transaction (which will be applicable to the Loan Parties and their respective subsidiaries and subject to certain exceptions and qualifications to be agreed) and shall be based on those set forth in the Prepetition Credit Agreement, as modified to reflect the status of the DIP Facilities as debtor-in-possession facilities, including the following: existence, qualification and power; authorization and no contravention; governmental authorization; binding effect; financial statements and no material adverse effect; litigation; no default; ownership and identification of property; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; margin regulations and Investment Company Act; disclosure; compliance with laws; anti-corruption, sanctions and terrorism laws; intellectual property, licenses, etc.; security documents; and mines.

Affirmative Covenants:	The DIP Loan Documents will contain affirmative covenants in form and substance customary for debtor-in-possession financings and the specific transaction, subject to, where appropriate, materiality thresholds, carve-outs and

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exceptions to be agreed (which will be applicable to the Loan Parties and their respective domestic subsidiaries), and shall be based on those set forth in the Prepetition Credit Agreement, as modified to reflect the status of the DIP Facilities as debtor-in-possession facilities, including the following:

a.	Financial statements.

b.	Certificates and other information.

c.	Notices.

d.	Payment of tax obligations.

e.	Preservation of existence.

f.	Maintenance of properties.

g.	Maintenance of insurance.

h.	Compliance with laws.

i.	Books and records.

j.	Inspection rights.

k.	Use of proceeds.

l.	Additional Guarantors.

m.	Preparation of environmental reports.

n.	Certain long-term liabilities and environmental reserves.

o.	Covenant to give security.

p.	Use of commercially reasonable efforts to obtain credit ratings in respect of the Term Facility from each of Standard & Poor’s Rating Services and Moody’s Investor Service, Inc., in each case prior to the Final Order entry date.

q.	Upon the occurrence of any event of default under the Global Center Intercompany Loan arising from an Insolvency Event (as defined therein) in respect of any obligor thereunder [and to the extent such Insolvency Event results from the appointment of a voluntary administrator in respect of such person or any of its assets],[3] Global Center shall be required to take all actions reasonably requested by the Administrative Agent to protect Global Center’s rights and remedies under the Global Center Intercompany Loan and the security interests in the collateral securing the same, including, to the extent it is entitled to do so, appointing a receiver in respect of the assets of

[3]	Under discussion.

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the applicable persons that are the subject of such Insolvency Event within five days following a request therefor (in each case to the extent not in contravention of applicable local law).[4]

Milestones:	The DIP Loan Documents shall require compliance with the following milestones:

	a.	Not later than 120 days following the Petition Date, the Company shall deliver to the Administrative Agent a five-year business plan reasonably acceptable to the Required Lenders (as defined below), subject to a negative consent process, in respect of its U.S. operations (the “U.S. Business Plan”), which U.S. Business Plan shall be on a monthly basis for 2016 and 2017; provided that the Company shall, not later than 60 days following the Petition Date, deliver to the Administrative Agent a written update setting forth in reasonable detail the Company’s progress in formulating the U.S. Business Plan and any material developments with respect thereto since the Petition Date.

	b.	Not later than 120 days following the Petition Date, the Company shall deliver to the Administrative Agent a five-year business plan reasonably acceptable to the Required Lenders (as defined below), subject to a negative consent process, in respect of its Australian operations (the “Australian Business Plan”), which Australian Business Plan shall be on a monthly basis for 2016 and 2017 and shall include, without limitation, (i) a determination, if any, of mining complexes or interests thereon of such Australian operations to be sold, assigned, abandoned or otherwise disposed of in connection with the reorganization of the Company and the other Loan Parties and (ii) an assessment of the financial impact of the cessation of operations at, or the disposition of, any assets of such Australian operations, if any; provided that the Company shall, not later than 60 days following the Petition Date, deliver to the Administrative Agent a written update setting forth in reasonable detail the Company’s progress in formulating the Australian Business Plan and any material developments with respect thereto since the Petition Date.

	c.	Not later than 180 days following the Petition Date, the Bankruptcy Court shall have entered a final determination of the “Principal Property Cap” and which of the Company’s U.S. Mine complexes are “Principal Properties” (as such terms are defined in the Prepetition Credit Agreement) of the Prepetition Lenders; provided that a declaratory judgment action seeking such a determination shall be commenced by the Company (without prejudice to the rights of the Prepetition Lenders to commence such a declaratory judgment action or any other proceeding) by the date that is 30 days after the Petition Date.

	d.	Not later than 210 days following the Petition Date, the Company shall file with the Bankruptcy Court (x) a plan of reorganization that provides for the payment in full in cash and full discharge of the Loan Parties’ obligations under the DIP Facilities at emergence and for full releases of the Lenders, the

[4]	Under discussion.

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L/C Issuers and the Administrative Agent (each in their capacities as such) that are customarily contained in a plan of reorganization (an “Acceptable Plan of Reorganization”) and (y) a disclosure statement with respect thereto.

	e.	Not later than 270 days following the Petition Date, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Plan of Reorganization.

	f.	Not later than 330 days following the Petition Date, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.

	g.	Not later than 360 days following the Petition Date, the confirmed Acceptable Plan of Reorganization shall be effective.

Negative Covenants:	The DIP Loan Documents will contain negative covenants in form and substance customary for debtor-in-possession financings and the specific transaction and where appropriate, subject to materiality thresholds, carve-outs and exceptions to be agreed (which will be applicable to the Loan Parties and their respective domestic subsidiaries), and shall be based on those set forth in the Prepetition Credit Agreement, as modified (and tightened) to reflect the status of the DIP Facilities as debtor-in-possession facilities, including the following:

	a.	Limitations on liens.

	b.	Limitations on investments (including a $250 million cap on investments in the Debtors’ foreign subsidiaries in support of the Company’s foreign operations, subject to increase of up to $200 million upon the consent of the Supermajority Lenders (as defined below) (it being understood that the Company shall be required to give at least [●] days’ prior notice to the Lenders of any such investment and that the rights of any party in interest to raise any objection to such investment shall be fully reserved), which investments shall be required to be made by Global Center in the form of a new secured intercompany loan (the “Global Center Intercompany Loan”).

	c.	Limitations on indebtedness.

	d.	Limitations on fundamental changes, including mergers and transfers of all or substantially all assets.

	e.	Limitations on asset dispositions (including sale-leaseback transactions and dispositions to non-Loan Parties).

	f.	Limitations on restricted payments (including (i) payments on account of equity interests, (ii) payments of junior or subordinated debt and (iii) restricted investments).

	g.	Limitations on changes in nature of business.

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	h.	Limitations on burdensome agreements.

	i.	Limitations on transactions with affiliates.

	j.	Limitations on use of proceeds (including with respect to margin regulations and anti-corruption, sanctions and terrorism laws).

	k.	Limitations on negative pledge clauses.

	l.	Restrictions on each of Peabody IC Funding Corp., Peabody IC Holdings, LLC, Peabody Holdings (Gibraltar) Limited and Peabody Investments (Gibraltar) Limited.

	m.	Limitations on modifications of organizational documents and other indebtedness.

	n.	Limitations on bonding superpriority claims (other than in compliance with the terms of the DIP Loan Documents).

	o.	Restrictions on Global Center and the Designated Global Center Account (as defined below) (as set forth under “Foreign Funding” below).

	p.	Anti-terrorism laws and sanctions.

Financial Covenants: [5]	The DIP Facilities will contain only the following financial covenants:

	a.	Maximum cumulative capital expenditures of the Loan Parties, to be tested monthly beginning on May 31, 2016; such covenant levels to be set for each period with a cumulative variance from the DIP budget equal to the amount specified opposite such period in the following table:

Period Ending	Cumulative Variance
May 31, 2016[6]	$7.5 million
June 30, 2016	$8.0 million
July 31, 2016, August 31, 2016 and September 30, 2016	$8.5 million
Thereafter	17.5% cumulative variance from the DIP budget

[5]	To the extent that the six-month maturity extension option is exercised, compliance in months 13 through 18 will be tested on a trailing twelve-month basis.
[6]	To cover the period from and including April 1, 2016 to and including May 31, 2016.

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b.	Minimum cumulative consolidated operational EBITDAR (to be defined in the DIP Loan Documents) of the Loan Parties, to be tested monthly beginning May 31, 2016; such covenant levels to be set for each period with a cumulative variance from the DIP budget equal to the amount specified opposite such period in the following table:

Period Ending	Cumulative Variance
May 31, 2016	$12.5 million
June 30, 2016	$17.5 million
July 31, 2016	$25.0 million
August 31, 2016	$27.5 million
September 30, 2016	$30.0 million
Thereafter	17.5% cumulative variance from the DIP budget

	c.	Minimum Liquidity (as defined below) of the Loan Parties of $300 million, to be tested on a weekly basis each Friday (but, in the event that Liquidity or projected Liquidity (according to the most recently delivered 13-week cash flow forecast) shall be less than a threshold of $400 million (which threshold may be reduced on a dollar-for-dollar basis to no lower than $350 million pursuant to the mechanism set forth in the proviso to this paragraph) at any point, with reporting to occur on a daily basis at the end of each day until such condition no longer exists) beginning with the first Friday that is two business days after the entry of the Final Order; provided that such minimum Liquidity amount (and the daily reporting threshold described in the parenthetical clause above) shall automatically be reduced on a dollar-for-dollar basis by up to $50 million of prepayments of Loans or unused Term Facility commitments from the proceeds of certain “resource management” surplus land sales (other than any such proceeds included in the initial DIP budget) as required under the terms set forth in “Mandatory Prepayments” above.

“Liquidity” shall be defined as the sum of unrestricted cash and cash equivalents of the Loan Parties (but excluding, for the avoidance of doubt, (i) any restricted cash or cash equivalents, (ii) any cash or cash equivalents pledged as collateral to secure Bonding Letters of Credit or L/C Facility Letters of Credit (but only to the extent such cash or cash equivalents described in this clause (ii) exceed $50 million) and (iii) any cash or cash equivalents held by Global Center).

Financial Reporting	The Company shall provide the Administrative Agent: (a) commencing with the month ending May 31, 2016, monthly unaudited

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Requirements:

consolidated financial statements of the Company and its subsidiaries (together with consolidating financial statements of the Loan Parties, the Australian subsidiaries, and all other subsidiaries) within 20 days after the end of each fiscal month, certified by the Company’s chief financial officer, chief accounting officer or treasurer;

(b) quarterly unaudited consolidated financial statements of the Company and its subsidiaries (together with consolidating financial statements of the Loan Parties, the Australian subsidiaries, and all other subsidiaries) within 45 days of quarter-end for the first 3 fiscal quarters of the fiscal year, certified by the Company’s chief financial officer, chief accounting officer or treasurer;

(c) annual audited consolidated financial statements of the Company (together with consolidating financial statements of the Loan Parties, the Australian subsidiaries, and all other subsidiaries) and its subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by Ernst & Young or other independent certified public accountants reasonably acceptable to the Administrative Agent;

(d) copies of all reports on Form 10-K, 10-Q or 8-K filed by the Company or its subsidiaries with the Securities and Exchange Commission;

(e) 13-week cash flow forecasts, on a rolling 13-week basis, updated on a bi-weekly basis, accompanied by a written statement setting forth the amount of cash and cash equivalents held by Global Center and the current amount outstanding in respect of the Global Center Intercompany Loan;

(f) promptly after delivery thereof to Global Center, copies of any “Cash Flow Projections” delivered pursuant to the Global Center Intercompany Loan;

(g) weekly (and daily, if applicable) certificates in respect of compliance with the minimum Liquidity financial covenant; and

(h) quarterly updates to the DIP budget.

Other Reporting Requirements:	The DIP Loan Documents will contain other reporting requirements customarily found in the Administrative Agent’s loan documents for similar debtor-in-possession financings and other reporting requirements reasonably deemed by the Administrative Agent appropriate to the specific transaction, including, without limitation, with respect to litigation, contingent liabilities, ERISA or environmental events and notice and delivery of certain filings made by any of the Loan Parties in the Cases.

Events of Default:	The DIP Loan Documents will contain events of default (with, where appropriate, customary grace periods and exceptions) in form and substance appropriate for debtor-in-possession financings and the specific transaction (which will be applicable only to the Loan Parties and their respective domestic subsidiaries), and shall be based on those set forth in the Prepetition Credit Agreement, as modified to reflect the status of the DIP Facilities as debtor-in-possession facilities, including the following,

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a.	Failure to pay principal, interest or any other amount when due.

b.	Representations and warranties incorrect in any material respect when made or deemed made.

c.	Failure to comply with covenants (including milestones).

d.	Cross-default to payment defaults on other indebtedness (in the case of Loan Parties other than Global Center, to the extent incurred post-petition), or default or event of default with respect to other indebtedness (in the case of Loan Parties other than Global Center, to the extent incurred post-petition) if the effect is to accelerate or permit acceleration in excess of an amount to be mutually agreed upon, and cross-acceleration to any material indebtedness (in the case of Loan Parties other than Global Center, to the extent incurred post-petition).

e.	Judgments (in the case of Loan Parties other than Global Center, to the extent incurred post-petition) in excess of $10 million that is not stayed, reversed, overturned, withdrawn or settled for a lower amount within 30 days of such judgment.

f.	The occurrence of certain ERISA events, other than events relating to claims of withdrawal liability from multiemployer pension plans, if any, that result in liabilities in an amount in excess of $10 million that are not reduced, overturned, withdrawn or settled for a lower amount within five days of the occurrence of such events.

g.	Actual or asserted (by any Loan Party or any affiliate thereof) invalidity or impairment of any DIP Loan Document (including the failure of any lien to remain perfected).

h.	Change of ownership or control (including the Company’s ceasing to own, directly or indirectly, 100% of the outstanding equity interests of Global Center).

i.

(i) The entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by the Company of a motion or other pleading seeking entry of such an order;

(ii) a trustee, responsible officer or an examiner under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the Company’s Case, the Company applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Lenders in their sole discretion;

(iii) the entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or the Final Order, in each case in a manner adverse in any material respect to the Administrative Agent or the Lenders, or the filing by the Company of an application, motion or other pleading seeking entry of such an order;

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(iv) the entry of an order in any of the Cases appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code);

(v) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties and such order’s remaining unstayed for more than three business days;

(vi) the entry of an order (that is not otherwise stayed, reversed, overturned, withdrawn or settled within five days of the entry of such order) in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Loan Parties in excess of $10 million.

(vii) the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders without the consent of the Administrative Agent, or the commencement of other actions that is materially adverse to the Administrative Agent’s or the Lenders’ rights and remedies under the applicable DIP Facility in any of the Cases or inconsistent with the applicable DIP Loan Documents;

(viii) the entry of an order in any of the Cases seeking authority to obtain financing under Section 364 of the Bankruptcy Code (other than the DIP Facilities or in the ordinary course of the Loan Parties’ businesses), unless such financing would repay in full in cash all obligations under the DIP Facilities upon consummation thereof;

(ix) the entry of an order in any of the Cases granting adequate protection to any other person, subject to customary exceptions to be mutually agreed; or

(x) the filing or support of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (ix) above.

j.	The making of any payments in respect of prepetition obligations other than (i) as permitted by the Interim Order or the Final Order, (ii) as permitted by any “first day” orders reasonably satisfactory to the Administrative Agent or (iii) as permitted by any other order of the Bankruptcy Court in amounts reasonably satisfactory to the Administrative Agent.

k.	Use of the Collateral, including without limitation cash collateral, in a manner inconsistent with any budgets submitted pursuant to a cash collateral order.

l.	The entry of the Final Order shall not have occurred within 45 days after entry of the Interim Order (or such later date as is agreed by the Required Lenders).

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m.	An order of the Bankruptcy Court granting, other than in respect of the DIP Facilities and the Carve-Out or the Bonding Carve Out or as otherwise permitted under the applicable DIP Loan Documents, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders under the DIP Facilities, or the filing by the Company of a motion or application seeking entry of such an order.

n.	Other than with respect to the Carve-Out or the Bonding Carve Out and the liens provided for in the DIP Facilities or in connection with the A/R Facility Agreement, the Company shall create or incur, or the Bankruptcy Court enters an order granting, any claim that is pari passu with or senior to any liens under the DIP Facilities, the adequate protection liens and adequate protection obligations granted under the Interim Order or the Final Order.

o.	Noncompliance by any Loan Party or any of its subsidiaries with the terms of the Interim Order or the Final Order.

p.	The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to the DIP Facilities, unless such suit or other proceeding is in connection with the enforcement of the DIP Loan Documents against the Administrative Agent or Lenders.

q.	A plan of reorganization shall be confirmed in any of the Cases that is not an Acceptable Plan of Reorganization, or any order shall be entered that dismisses any of the Cases and does not provide for termination of the unused commitments under the DIP Facilities and payment in full in cash of the Loan Parties’ obligations under the DIP Facilities, or any of the Loan Parties or any of their subsidiaries shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

r.	The Company shall file any motion seeking authority to consummate the sale of assets of any Loan Party (other than any such sale that is permitted under the DIP Loan Documents) pursuant to Section 363 of the Bankruptcy Code having a value in excess of $15 million, without the consent of the Administrative Agent and the Required Lenders, or the Company shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties (unless such sale would result in the repayment in full in cash of all obligations under the DIP Facilities upon consummation thereof).

s.	Actual or asserted invalidity or impairment of the Global Center Intercompany Loan.

t.	Bankruptcy or insolvency of Global Center.

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In addition to other customary rights and remedies of a secured party under the DIP Facilities, the Administrative Agent (upon the direction of the Required Lenders) shall have the right to “credit bid” the Loans during any sale of Collateral, including without limitation, sales occurring under Section 363 of the Bankruptcy Code or included as part of any reorganization plan subject to confirmation of such reorganization plan, following an event of default.

Upon the occurrence of an event of default under the Loan Documents, the Company shall agree to enter into good-faith negotiations with any interested party in respect of a possible refinancing of the DIP Facilities.

Expenses and Indemnification:	The Company and each Guarantor shall jointly and severally pay or reimburse the Administrative Agent and the Arranger for all reasonable, documented, out-of-pocket costs and expenses incurred by the Administrative Agent and the Arranger (including reasonable attorneys’ fees and expenses) in connection with (i) the preparation, negotiation and execution of the DIP Loan Documents; (ii) the syndication and funding of the Loans and any issuance of Bonding Letters of Credit or L/C Facility Letters of Credit; (iii) the creation, perfection or protection of the liens under the DIP Loan Documents (including all search, filing and recording fees); and (iv) the ongoing administration of the DIP Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto), including, for the avoidance of doubt, the fees and expenses of Davis Polk & Wardwell LLP, Centerview Partners LLC and Zolfo Cooper LLC.

Subject to entry of the Final Order, the Company and each Guarantor shall jointly and severally pay or reimburse all reasonable, documented, out-of-pocket expenses of the Unsecured DIP Lenders incurred in the 12 months following the Petition Date in connection with the Cases (but limited to $500,000 in any calendar month, subject to unlimited carry-forwards of unused amounts); provided that such expenses shall be charged against, and first payable from, cash or other assets determined by a final order of the Bankruptcy Court to be unencumbered by any prepetition lien or security interest.

Subject to entry of the Final Order, the Unsecured DIP Lenders shall be granted an allowed administrative expense claim (which allowed administrative expense claim shall be junior to each of the Fees Carve-Out, the Bonding Carve-Out, the DIP Superpriority Claim and any superpriority claims granted in respect of adequate protection) to the extent that the reasonable, documented, out-of-pocket expenses of the Unsecured DIP Lenders incurred in connection with the Cases exceed the maximum amounts described in the immediately preceding paragraph; provided that the amount of such allowed administrative expense claim shall not exceed $6 million.

The Company and each Guarantor further agrees to jointly and severally pay or reimburse the Administrative Agent and each of the L/C Issuers and (subject to the limitations set forth in this sentence) the Lenders for all reasonable, documented, out-of-pocket costs and expenses (including (A) reasonable attorneys’ and financial advisors’ fees and expenses incurred by the Administrative Agent and the L/C Issuers and (B) solely upon and after an event of default, reasonable attorneys’ fees for the Lenders (but only in respect of any

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Lender or group of Lenders holding, individually or in the aggregate, more than 33.33% of the aggregate Loans and commitments outstanding at such time)), in each case in connection with (i) the enforcement of the DIP Loan Documents; (ii) any refinancing or restructuring of the DIP Facilities in the nature of a “work-out”; and (iii) any legal proceeding relating to or arising out of the Facilities or the other transactions contemplated by the DIP Loan Documents.

The DIP Loan Documents will contain customary indemnification provisions (including coverage of environmental liabilities) by the Company and each Guarantor (jointly and severally) in favor of the Administrative Agent, the Arranger, each Lender, each L/C Issuer and each of their respective affiliates and the respective officers, directors, employees, agents, advisors, attorneys and representatives of the foregoing.

Certain Matters in Respect of the Interim Order and the Final Order:	None of the Unsecured DIP Lenders nor any of their respective affiliates shall, and none of the Unsecured DIP Lenders nor any of their respective affiliates shall permit their respective advisors to, object to entry of the Interim Order or the Final Order or any provision thereof or any of the terms or provisions of the DIP Loan Documents; provided that the Unsecured DIP Lenders and their respective affiliates, and their and their respective affiliates’ advisors, shall be permitted to object to entry of the Final Order solely to the extent such Final Order provides for a waiver of Sections 506(c) or 552(b) of the Bankruptcy Code or of marshaling, in each case for the benefit of prepetition lenders.

Assignments and Participations:	Assignments must be in a minimum amount of $1 million (or, if less, the remaining commitments and/or Loans of any assigning Lender) and are subject to the consent of the Administrative Agent, except, in each case, with respect to any assignment to a Lender, an affiliate of such a Lender or a fund engaged in investing in commercial loans that is advised or managed by such a Lender. Participations will be permitted subject to customary limitations on voting rights, except with respect to matters requiring consent from all Lenders or all affected Lenders.

Required Lenders:

Lenders holding greater than (i) 50% of the outstanding commitments and/or exposure under the Term Facility and (ii) with respect to any Tranche Voting Matter (as defined below), 50% of the outstanding Loans and unutilized commitments under the Term Facility held by the Unsecured DIP Lenders (collectively, the “Required Lenders”).

“Tranche Voting Matter” shall mean any amendment, modification or waiver of the DIP Loan Documents that would (i) add or change any provision relating to or involving determinations or other matters in respect of the “Principal Property Cap” under the Prepetition Credit Agreement or the CNTA Dispute, (ii) change any provision relating to expense reimbursement in respect of the Unsecured DIP Lenders or (iii) expressly affect the Unsecured DIP Lenders (in their capacity as Lenders under the DIP Facilities) directly, materially, adversely and disproportionately in relation to the other Lenders.

Supermajority Lenders:	Lenders holding greater than (i) 75% of the outstanding commitments and/or exposure under the Term Facility and (ii) with respect to any Tranche Voting Matter, 50% of the outstanding Loans and unutilized commitments under the Term Facility held by the Unsecured DIP Lenders (collectively, the “Supermajority Lenders”)

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Amendments:

All amendments, modifications and waivers of the DIP Loan Documents shall require the consent of the Required Lenders, except in the case of amendments, modifications or waivers to be agreed requiring consent from all Lenders or all affected Lenders; provided that, without limiting the generality of the foregoing, no amendment, modification or waiver of the DIP Loan Documents shall (x) increase the aggregate principal amount of any of the DIP Facilities without the consent of each Lender, (y) permit Global Center to make any investment without the consent of the Supermajority Lenders (it being further understood that the Company shall be required to give at least [●] days’ prior notice to the Lenders of any investment and that the rights of any party in interest to raise any objection to such investment shall be fully reserved) or (z) modify or waive any provision set forth under “Financial Covenants” above without the consent of the Supermajority Lenders.

For the avoidance of doubt, all parties in interest reserve all rights with respect to any cash transferred to any non-Debtor prior to the Petition Date.

Miscellaneous:	The DIP Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs (including Dodd-Frank and Basel III related gross-ups notwithstanding the date of enactment of the applicable law or regulation thereunder, subject to prompt notice requirements) and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial and (iii) normal agency, set-off and sharing language.

Foreign Funding:	Funding of foreign operations by Global Center shall be capped at $250 million, subject to increase by an additional $200 million with the consent of the Supermajority Lenders, and must be provided in the form of a new secured intercompany loan. Global Center shall not be permitted to (i) incur any liens or any indebtedness, (ii) amend or waive the Global Center Intercompany Loan in any manner that would (A) release or subordinate the liens on all or substantially all of the collateral thereunder or (B) forgive or reduce the principal amount of any loans thereunder or subordinate in right of payment a material portion of such loans or (iii) engage in any business other than (A) holding cash contributed to Global Center pre-petition by the Company and (B) lending such funds to the Company’s foreign operations in the form of the Global Center Intercompany Loan. For the avoidance of doubt, (x) the equity interests of Global Center will be pledged as collateral for the DIP Facilities and (y) no liens shall be granted for the benefit of the Prepetition Lenders on the cash held by Global Center or on the equity interests of Global Center. Global Center shall be required to fund foreign operations exclusively from amounts held in the Designated Global Center Account before providing any such funding from any other source.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York (and, to the extent applicable, the Bankruptcy Code).

SUBJECT TO FRE 408

CONFIDENTIAL

Counsel to Administrative Agent:	Davis Polk & Wardwell LLP.

ANNEX A

$500,000,000 Senior Secured Debtor-In-Possession Term Loan Facility

$100,000,000 Senior Secured Debtor-In-Possession L/C Facility

$200,000,000 Bonding Accommodation Facility

Interest Rates And Fees

Term Facility Interest Rates:	Loans will bear interest, at the option of the Company, at one of the following rates: (i) the Applicable Margin (as defined below) plus the Base Rate, payable monthly in arrears; or

(ii) the Applicable Margin plus the current LIBO Rate as quoted by the Administrative Agent, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two, three or six months (the “LIBO Rate”), payable at the end of the relevant interest period, but in any event at least quarterly; provided that the LIBO Rate shall be not less than 1.00% (the “LIBOR Floor”).

“Applicable Margin” means (x) 8.00% per annum, in the case of Base Rate Loans, and (y) 9.00% per annum, in the case of LIBO Rate Loans.

“Base Rate” means the highest of (i) Citibank, N.A.’s base rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1% and (iii) the LIBO Rate for an interest period of one month (giving effect to the LIBOR Floor) plus 1.00%.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year (or a 365/366-day year, in the case of Base Rate Loans).

Default Interest:	During the continuance of an event of default under the DIP Loan Documents, Loans will bear interest at an additional 2% per annum.

Bonding Letter of Credit Fees:	A fronting fee in the amount of 0.25% on the outstanding face amount of each Bonding Letter of Credit shall be payable to the issuer of such Bonding Letter of Credit. In addition, the Company will pay to each Bonding Letter of Credit issuer its standard opening, amendment, presentation, wire and other administration charges applicable to each such Bonding Letter of Credit.

L/C Facility Fees:	A fronting fee in the amount of 0.25% on the outstanding face amount of each L/C Facility Letter of Credit shall be payable to the issuer of such L/C Facility Letter of Credit. In addition, the Company will pay to each L/C Facility Letter of Credit issuer its standard opening, amendment, presentation, wire and other administration charges applicable to each such L/C Facility Letter of Credit.

Term Facility Upfront Fee:	The Company shall pay or cause to be paid, for the account of each Lender in respect of the Term Facility, a participation fee (which may take the form of original issue discount) equal to 5.0% of such Lender’s commitments under the Term Facility as set forth in the DIP Loan Documents as commitments under the Term Facility are funded, such fees to be earned and due and payable on the respective funding dates.

SUBJECT TO FRE 408

CONFIDENTIAL

Term Facility Exit Fee:	2.0%, payable upon all prepayments or repayments.

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